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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 26, 2000


                       JONES INTERNATIONAL NETWORKS, LTD.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         COLORADO                    333-62077                   84-1470911
-----------------------        ---------------------         -------------------
(State of Organization)        (Commission File No.)           (IRS Employer
                                                             Identification No.)


                   9697 E. Mineral Avenue, Englewood, CO 80112
              ----------------------------------------------------
              (Address of principal executive office and Zip Code)


        Registrant's telephone number, including area code (303) 792-3111

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Item 5.  OTHER EVENTS.

         On January 26, 2000, Jones International Networks, Ltd. (the "Company"), held a Special Meeting of Shareholders. Three separate proposals were presented to the shareholders for their approval and all three proposals were passed.

         The shareholders approved that the Company's Articles of Incorporation be amended as follows: (i) to increase the number of authorized shares of Class A Common Stock from 50,000,000 shares to 100,000,000 shares and to increase the number of authorized shares of Class B Common Stock from 1,785,120 shares to 2,231,400 shares and (ii) to delete the second sentence in Paragraph 7.2(a) in its entirety and substitute the following in its place: "The Board of Directors of the Corporation may declare a dividend payable solely in Class A Shares to holders of both Class A Shares and Class B Shares."

         The increase in the number of authorized shares of Class A Common Stock and Class B Common is in part to accommodate the 5 for 4 forward stock split that was approved by the Board of Directors of the Company on December 21, 1999, and to give the Company more flexibility for the foreseeable future to issue shares of Class A Common Stock without the need to seek approval of the shareholders to increase the number of authorized shares of such class. The sentence regarding the use of Class B Shares for stock dividends was deleted because there are no available authorized shares of Class B to use as a stock dividend (because the authorized shares of Class B are equal to the issued and outstanding shares of Class B).

         The shareholders also approved a proposal that the aggregate number of shares of Class A Common Stock that may be made subject to stock options under the Company's 1998 Stock Option Plan be increased from 400,000 shares to 1,750,000 shares.

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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Not applicable.

         (b)      Not applicable.

         (c)      Exhibits.

                  3.1 Amended and Restated Articles of Incorporation of the Company.

                  10.1     Amendment No. 1 to the Company's 1998 Stock Option
                           Plan.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       JONES INTERNATIONAL NETWORKS, LTD.


Dated: January 28, 2000                By:  /s/ Jay B. Lewis
                                          --------------------------
                                          Jay B. Lewis
                                          Group Vice President


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